Exhibit 99.1

IIOT-OXYS, Inc. to Present at the 9th Annual LD Micro Invitational

LOS ANGELES, CA / ACCESSWIRE / June 3, 2019 / IIOT-OXYS, Inc. (OTCPink: ITOX), a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations, today announced that it will be presenting at the 9th annual LD Micro Invitational on Tuesday, June 4th at 2:40 PM PST / 5:40 AM EST.

Cliff Emmons, CEO of IIOT-OXYS, Inc. will be giving the presentation and answering questions from investors. Mr. Emmons will also be available for one-on-one meetings.

"This year’s Invitational will showcase some of the most unique names in the financial world, from early-stage start-ups to well-established names on the national exchanges” stated Chris Lahiji, while waiting in the longest TSA line in history. “Even though LD has emerged as one of the largest and most influential organizations in the space, our focus has never deviated from showcasing some of the more interesting businesses in the world to our ever-growing community.”

The LD Micro Invitational will take place June 4th and 5th in Los Angeles, at the Luxe Sunset Bel Air Hotel, will feature 250 companies, and will be attended by over 1,000 individuals.

Interested investors may access the IIOT-OXYS, Inc. profile at the following link: https://www.ldmicro.com/profile/ITOX

Profiles powered by LD Micro — News Compliments of Accesswire

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space.

What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com for more information.

Contact:

Name: Andrew Barwicki

Phone: 516-662-9461

Email: andrew@barwicki.com

Source: IIOT-OXYS, Inc. via LD Micro